Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER AND FULL-YEAR RESULTS

- American Place Casino Continued Its Strong Growth,
With Revenues Increasing 13.1% for the Year and 11.0% in the Fourth Quarter

- Colorado Operations Showed Continued Improvement,
with Chamonix/Bronco Billy’s Completing Its First Full Year of Expanded Operation;
Revenues and Adjusted Property EBITDA Significantly Improved in Both the Year and the Fourth Quarter

- Company Anticipates Breaking Ground on Its Permanent American Place Casino in
March or April, Allowing for an Opening in Approximately 18 to 24 Months;
Completion of Its Financing is Expected Within the Next Few Months

- A Bill was Introduced in the Illinois Legislature to Extend the
Operation of Our Temporary American Place Casino by 18 Months

Las Vegas – March 5, 2026 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter and year ended December 31, 2025.

On a consolidated basis, revenues in the fourth quarter of 2025 rose 3.4% to $75.4 million, reflecting strong growth at American Place Casino and the continuing ramp-up of operations at Chamonix Casino Hotel, partially offset by the sale of Stockman’s Casino in April 2025. Excluding Stockman’s, revenues increased by 5.6%. Net loss for the fourth quarter of 2025 was $(12.4) million, or $(0.34) per diluted common share, which includes $0.1 million of development costs. In the prior-year period, net loss was $(12.3) million, or $(0.35) per diluted common share, reflecting $0.3 million of development costs. Adjusted EBITDA(a) increased to $10.7 million in the fourth quarter of 2025. In the prior-year period, Adjusted EBITDA was $10.4 million, having benefited from a $1.2 million recovery settlement related to one of the Company’s sports wagering agreements and the reversal of certain corporate accruals taken in previous quarters.

For the full year, revenues in 2025 were $302.4 million, a 3.5% increase from $292.1 million in the prior year. Excluding Stockman’s, revenues rose by 5.2%. Net loss in 2025 was $(40.2) million, or $(1.12) per diluted common share, which includes $0.3 million of development costs. For 2024, net loss was $(40.7) million, or $(1.16) per diluted common share, reflecting $2.8 million of preopening and development costs, primarily related to Chamonix, and the aforementioned recovery settlement. Depreciation and amortization totaled $42.6 million in 2025 and $42.1 million in 2024. Because of these significant non-cash charges, the Company generally produces positive cash flow from operations, despite net losses. Adjusted EBITDA was $48.1 million in 2025, with growth at American Place and improved operations at Chamonix offset by construction disruptions at Grand Lodge and the sale of Stockman’s Casino. In 2024, Adjusted EBITDA was $48.6 million, benefiting from the $1.2 million recovery settlement noted above.

“We had another strong quarter of growth at American Place, which currently operates in a temporary facility,” said Daniel R. Lee, Chief Executive Officer of Full House Resorts. “As the year progressed, the rate of growth in its operating profits accelerated, highlighting the growing awareness of our brand and the relative undersaturation of gaming in the northern Chicago market. Such performance reinforces our confidence in the long-term potential for American Place.

“We continue to make meaningful progress toward construction of the permanent American Place facility. In September 2025, the Waukegan City Council unanimously approved our revised site plans. Our architects are also nearing completion of working drawings for the building’s foundation. With these drawings, we will seek building permits and begin construction, anticipated in March or April 2026. Foundation work, while not cost intensive, requires several months to complete. By starting construction now, funding it with internal sources, we believe we can accelerate the opening of the permanent casino, anticipated in approximately 18 to 24 months.

“A bill was also recently introduced in the Illinois legislature to extend the date that our temporary American Place casino is permitted to operate by 18 months beyond August 2027. This bill, if passed, will ensure that there will be no gap in tax revenue or employment prior to the opening of our permanent casino facility. We received a similar extension in 2023 when our project was delayed due to a lawsuit from a competitor. Such lawsuit was resolved in January 2025.”

Continued Mr. Lee, “Our Colorado operations also delivered strong improvements in the fourth quarter. The fourth quarter is a seasonally slow quarter in this market. Revenues were up in the quarter and expenses declined, resulting in a significantly smaller loss in the quarter than in the same quarter of the prior year. We recently hired a new finance director and an assistant general manager, and promoted a talented chef to be the food and beverage director, filling out a largely-new management team. We reinvigorated Chamonix’s brand awareness, launching more targeted advertising efforts in the fourth quarter of 2025. Our group sales department, while still a relatively new team, is making meaningful strides at booking future business. Then, in January and February, we installed new carpet and ceilings in much of the adjoining Bronco Billy’s Casino, which now offers a gaming experience that better complements Chamonix. In anticipation of the seasonally-stronger season that we are moving into, we recently reopened the Mexican restaurant in Bronco Billy’s with an entirely new menu of fresh and innovative Mexican cuisine. We expect our Colorado operations to contribute significantly to our income in 2026 and beyond.”

Fourth Quarter Highlights

●	Midwest & South. This segment includes Silver Slipper Casino and Hotel, Rising Star Casino Resort, and American Place Casino. Revenues for the segment were $58.2 million in the fourth quarter of 2025, a 5.7% increase from $55.0 million in the prior-year period. These results reflect continuing strength at American Place, where revenues rose 11.0% from the fourth quarter of 2024. Adjusted Segment EBITDA was $11.7 million, an 11.1% increase from $10.5 million in the prior-year period, similarly led by strong growth at American Place, which continues to ramp up its operations.
●	West. This segment includes Grand Lodge Casino (located within the Hyatt Regency Lake Tahoe Resort in Incline Village, Nevada), Stockman’s Casino (until the completion of its sale in April 2025), Bronco Billy’s Casino, and Chamonix Casino Hotel, which opened in phases between December 2023 and October 2024. Chamonix and Bronco Billy’s are two integrated and adjoining casinos, operating as a single entity. Revenues for the segment were $15.6 million in the fourth quarter of 2025, versus $16.1 million in the prior-year period. These results reflect growth at Chamonix/Bronco Billy’s, offset by the sale of Stockman’s and renovation-related disruptions at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino, which is small relative to the Company’s total operations. Despite the renovation at the Hyatt, Adjusted Segment EBITDA improved 37.0% to $(2.0) million in the fourth quarter of 2025 from $(3.2) million in the prior-year period. As the Company’s newest property, Chamonix is early in its expected ramp, with operations expected to continue improving in the coming quarters and years.
●	Contracted Sports Wagering. This segment consists of our on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana, and Illinois. Revenues and Adjusted Segment EBITDA were $1.7 million and $1.6 million, respectively, in the fourth quarter of 2025. In the prior-year period, revenues and Adjusted Segment EBITDA were $1.9 million and $3.0 million, respectively, with results benefiting from a $1.2 million settlement recovery related to one of the Company’s sports wagering agreements.
●	Corporate. In the fourth quarter of 2025, corporate expense totaled $0.6 million. Conversely, the 2024 period benefited from the reversal of certain accruals, resulting in an operating credit of $0.1 million.

Liquidity and Capital Resources

As of December 31, 2025, we had $40.7 million in cash and cash equivalents. Our debt consisted primarily of $450.0 million in outstanding senior secured notes due 2028, which are currently callable at par. We also had $10.0 million available under our $40.0 million revolving credit facility. In March 2026, we extended the maturity date for our revolving credit facility from January 1, 2027 to August 15, 2027.

Conference Call Information

We will host a conference call for investors today, March 5, 2026, at 4:30 p.m. ET (1:30 p.m. PT) to discuss our 2025 fourth quarter results. Investors can access the live audio webcast from our website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through March 19, 2026. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13757784.

(a) Reconciliation of Non-GAAP Financial Measures

Our presentation of non-GAAP Measures may be different from the presentation used by other companies, and therefore, comparability may be limited. While excluded from certain non-GAAP Measures, depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred. Each of these items should also be considered in the overall evaluation of our results. Additionally, our non-GAAP Measures do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, and other items both in our reconciliations to the historical GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Our non-GAAP Measures are to be used in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP Measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. These non-GAAP Measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Adjusted Segment EBITDA. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment.

Adjusted Property EBITDA. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.

Adjusted EBITDA. We also utilize Adjusted EBITDA, which is defined as Adjusted Segment EBITDA, net of corporate-related costs and expenses. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize this metric or measure internally to focus management on year-over-year changes in core operating performance, which we consider our ordinary, ongoing and customary operations, and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

Full House Resorts, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Casino	$58,154	$54,406	$230,260	$216,880
Food and beverage	9,711	10,599	39,302	41,871
Hotel	3,996	4,422	16,023	15,709
Other operations, including contracted sports wagering	3,561	3,535	16,791	17,605
	75,422	72,962	302,376	292,065
Operating costs and expenses
Casino	25,260	22,275	93,683	86,151
Food and beverage	9,791	11,547	39,568	43,582
Hotel	2,121	2,600	8,870	10,306
Other operations	1,025	(261)	4,148	2,130
Selling, general and administrative	27,212	27,163	109,712	104,121
Project development costs	79	313	310	368
Preopening costs	—	2	—	2,464
Depreciation and amortization	10,773	10,657	42,609	42,101
Loss on disposal of assets	26	—	32	18
Loss (gain) on sale of Stockman’s, net of impairment	111	74	320	(1,926)
	76,398	74,370	299,252	289,315
Operating (loss) income	(976)	(1,408)	3,124	2,750
Other expenses
Interest expense, net	(10,962)	(10,881)	(42,741)	(43,201)
Other	—	—	(50)	—
	(10,962)	(10,881)	(42,791)	(43,201)
Loss before income taxes	(11,938)	(12,289)	(39,667)	(40,451)
Income tax expense	433	10	530	221
Net loss	$(12,371)	$(12,299)	$(40,197)	$(40,672)

Basic loss per share	$(0.34)	$(0.35)	$(1.12)	$(1.16)
Diluted loss per share	$(0.34)	$(0.35)	$(1.12)	$(1.16)

Basic weighted average number of common shares outstanding	36,124	35,608	36,031	34,965
Diluted weighted average number of common shares outstanding	36,124	35,608	36,031	34,965

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Midwest & South	$58,163	$55,026	$231,464	$219,626
West	15,563	16,078	63,645	63,648
Contracted Sports Wagering	1,696	1,858	7,267	8,791
	$75,422	$72,962	$302,376	$292,065
Adjusted Segment EBITDA(1) and Adjusted EBITDA
Midwest & South	$11,701	$10,530	$49,116	$45,737
West	(2,033)	(3,229)	(2,429)	(1,302)
Contracted Sports Wagering	1,623	2,954	6,956	9,503
Adjusted Segment EBITDA	11,291	10,255	53,643	53,938
Corporate	(593)	101	(5,512)	(5,290)
Adjusted EBITDA	$10,698	$10,356	$48,131	$48,648

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Supplemental Information

West Segment Revenues, Adjusted Property EBITDA and Adjusted Segment EBITDA

(In thousands, Unaudited)

	Three Months Ended			Year Ended
	December 31,		Increase /	December 31,		Increase /
	2025	2024	(Decrease)	2025	2024	(Decrease)
Revenues by Property for West Segment
Chamonix Casino Hotel and Bronco Billy’s Casino	$11,849	$11,629	1.9%	$49,108	$44,150	11.2%
Grand Lodge Casino	3,714	2,943	26.2%	13,215	13,489	(2.0)%
Stockman’s Casino(1)	—	1,506	(100.0)%	1,322	6,009	(78.0)%
	$15,563	$16,078	(3.2)%	$63,645	$63,648	—%
Adjusted Property EBITDA for West Segment
Chamonix Casino Hotel and Bronco Billy’s Casino	$(1,973)	$(3,436)	42.6%	$(3,336)	$(4,010)	16.8%
Grand Lodge Casino	(60)	286	N.M.	1,309	2,675	(51.1)%
Stockman’s Casino(1)	—	(79)	N.M.	(402)	33	N.M.
	$(2,033)	$(3,229)	37.0%	$(2,429)	$(1,302)	(86.6)%

__________
N.M. Not meaningful.

(1)	On April 1, 2025, the Company completed the sale of Stockman’s Casino. In December 2025, working capital adjustments in connection with such sale were finalized.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Net Loss and Operating (Loss) Income to Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net loss	$(12,371)	$(12,299)	$(40,197)	$(40,672)
Income tax expense	433	10	530	221
Interest expense, net	10,962	10,881	42,741	43,201
Other	—	—	50	—
Operating (loss) income	(976)	(1,408)	3,124	2,750
Project development costs	79	313	310	368
Preopening costs	—	2	—	2,464
Depreciation and amortization	10,773	10,657	42,609	42,101
Loss on disposal of assets	26	—	32	18
Loss (gain) on sale of Stockman’s, net of impairment	111	74	320	(1,926)
Stock-based compensation, net	685	718	1,736	2,873
Adjusted EBITDA	$10,698	$10,356	$48,131	$48,648

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Three Months Ended December 31, 2025
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Sale of	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Stockman’s	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$5,518	$6,157	$26	$—	$—	$—	$11,701
West	(6,747)	4,603	—	111	—	—	(2,033)
Contracted Sports Wagering	1,623	—	—	—	—	—	1,623
	394	10,760	26	111	—	—	11,291
Other operations
Corporate	(1,370)	13	—	—	79	685	(593)
	$(976)	$10,773	$26	$111	$79	$685	$10,698

Three Months Ended December 31, 2024
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Sale of	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Stockman’s	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$4,496	$6,034	$—	$—	$—	$—	$10,530
West	(7,890)	4,585	74	—	2	—	(3,229)
Contracted Sports Wagering	2,954	—	—	—	—	—	2,954
	(440)	10,619	74	—	2	—	10,255
Other operations
Corporate	(968)	38	—	313	—	718	101
	$(1,408)	$10,657	$74	$313	$2	$718	$10,356

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Year Ended December 31, 2025
							Adjusted
				Loss on		Stock-	Segment
	Operating	Depreciation	Loss on	Sale of	Project	Based	EBITDA and
	Income	and	Disposal	Stockman’s,	Development	Compensation,	Adjusted
	(Loss)	Amortization	of Assets	net	Costs	net	EBITDA
Reporting segments
Midwest & South	$24,352	$24,732	$32	$—	$—	$—	$49,116
West	(20,565)	17,816	—	320	—	—	(2,429)
Contracted Sports Wagering	6,956	—	—	—	—	—	6,956
	10,743	42,548	32	320	—	—	53,643
Other operations
Corporate	(7,619)	61	—	—	310	1,736	(5,512)
	$3,124	$42,609	$32	$320	$310	$1,736	$48,131

Year Ended December 31, 2024
								Adjusted
								Segment
	Operating	Depreciation	Loss on	Gain on	Project		Stock-	EBITDA and
	Income	and	Disposal	Sale of	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Stockman’s	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$20,631	$24,969	$18	$—	$—	$119	$—	$45,737
West	(18,718)	16,997	—	(1,926)	—	2,345	—	(1,302)
Contracted Sports Wagering	9,503	—	—	—	—	—	—	9,503
	11,416	41,966	18	(1,926)	—	2,464	—	53,938
Other operations
Corporate	(8,666)	135	—	—	368	—	2,873	(5,290)
	$2,750	$42,101	$18	$(1,926)	$368	$2,464	$2,873	$48,648

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by us and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include details regarding our growth projects, including our expected construction budgets, estimated commencement and completion dates, and expected amenities; our expected operational performance for our growth projects, including Chamonix and American Place; our expectations regarding the timing of the ramp-up of operations of Chamonix and American Place; our expectations regarding the operation and performance of our other properties and segments; our expectations regarding the renovation-related disruptions at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino; our expectations regarding our ability to generate operating cash flow and to obtain debt financing on reasonable terms and conditions for the construction of the permanent American Place facility; our expectations regarding our ability to refinance our outstanding debt; our expectations regarding the effect of management changes and operational improvements at our properties, including Chamonix; our expectations regarding the effect of our revamped marketing strategy at Chamonix, including our ability to access the Colorado Springs and southern Denver markets; and our sports wagering contracts with third-party providers, including the expected revenues and expenses, as well as our expectations regarding the potential usage of our idle sports skins by us or others.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay and/or refinance our substantial indebtedness; our ability to finance the construction of the permanent American Place facility; our ability to complete construction at American Place, on-time and on-budget; legal or regulatory restrictions, delays, or challenges for our construction projects, including American Place; construction risks, disputes and cost overruns; the timing of the completion of renovations at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino; inflation, tariffs, immigration policies, and their potential impacts on labor costs and the price of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; effectiveness of management changes and operational improvements at our properties; effectiveness of our marketing efforts; changes in guest visitation or spending patterns due to economic conditions, health, international relations or other concerns; cyber events and their impacts to our operations; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

We own, lease, develop and operate gaming facilities throughout the country. Our properties include American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Chamonix Casino Hotel and Bronco Billy’s Casino in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, President & Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com